SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                             Form 8-K

         Current Report Pursuant to Section 13 or 15(d) of
                     The Securities Act of 1934



           Date of Report:            August 27, 1996



                  CITADEL ENVIRONMENTAL GROUP, INC.
       (Exact name of registrant as specified in its charter)




Colorado                          0-16423                   84-0907969

(State or other                  (Commission             (I.R.S. Employer
jurisdiction of Incorporation)    File Number)            Identification No.)






    1601 Dove Street, Suite 120, Newport Beach, CA  92660
          (Address of principal executive offices) Zip Code




Registrant's telephone number, including area code (714) 475-1115




          Citadel Asset Management, Ltd., 2055 Anglo Drive, Suite 105,
                       Colorado Springs, CO 80918


       (Former  name or former  address,  if changed  since last report.)





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Item 1. Change in Control of Registrant.

                  Acquisition of all the outstanding shares of Tonopah Resources
         International, Inc., ("Tonopah") was approved at a special meeting of shareholders of Citadel Asset Management, Ltd., ("Citadel"), on August 12, 1996. The shareholders also approved the name change to Citadel Environmental Group, Inc. The acquisition terms include the exchange by the shareholders of Tonopah of 100% percent of the common stock of Tonopah for 1,050,000 shares of newly issued common stock of Citadel, and 1,500,000 shares of Citadel's Series A Preferred, 1,500,000 shares of Citadel's Series B Preferred, and 2,000,000 shares of Citadel's Series C Preferred.
                  Upon  Citadel's  completion  of the  acquisition  of  Tonopah, following the special shareholders' meeting, the following three new directors were elected: David L. Norris, Robert R. Barber and Horst Engel. The Board was expanded to four positions and David J. D'Appolonia was appointed to fill the new directorship and elected Chairman of the Board. All four are directors of Tonopah. Following the meeting, the officers of Citadel are, David L Norris, President and Treasuser and Raquel Morales is secretary.
                  After the  acquisition,  the  shareholders  of  Tonopah  owned approximately 56% of the outstanding shares of Citadel's common stock and 100% of Citadel's preferred shares. If the preferred shares become convertible and are converted, their ownership of the outstanding common shares would increase to approximately 88.5%. The Tonopah shareholders have given to Citadel's board of directors an irrevocable proxy to vote their common stock shares. As such the board of directors may vote for more than 50% of the common stock of Citadel and will control the company.
                  Prior to the acquisition, Citadel's officers and directors,
          Philip J. Halseide, Peter


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         D. Weickgenant,  and Wayne Boss, as a group  beneficially owned 403,620 shares or 55.08% of the common stock. All three resigned their positions as part of the acquisition. Following the acquisition, these former officers and directors owned approximately 22.6% of the common stock, prior to any effect of the convertibility of the Citadel's preferred shares.
Item 2. Acquisition or Disposition of Assets

                  On August 12, 1996, Citadel acquired all the outstanding common stock of Tonopah Resources International, Inc., ("Tonopah"). Tonopah is a holding company which owns an interest in companies involved in various aspects of the environmental industry.
                  Since formation in 1995, Tonopah has acquire interests in two operating environmental companies, acquired the assets of a third company, formed a wholly owned subsidiary and has entered into two joint ventures for environmental projects in the United States and Mexico. In 1995, Tonopah acquired 51% of Allen/Moore Diversified Services, Inc., which owns and operates a waste oil/water treatment facilities in Arizona, and 49% of GEC Construction & Management, Inc., which specializes in environmental construction projects mainly in Arizona. The third company is Arizona Hazardous Waste, Inc., which is owned 100% by Tonopah and specialized in pickup and deliver of hazardous waste mainly in the Tucson area of Arizona. Arizona Hazardous Waste commenced operations in March of 1996. Additionally Tonopah formed and owns 100% interest in a company to develop and operate a medical waste disposal facility in New Mexico, which is currently in the permitting stage. Tonopah has also signed two joint ventures with a Company located in Mexico. The first is to develop and operate waste-water treatment equipment in Mexico and the second is to develop bio- remediation projects in the United States. Neither of these joint ventures are currently producing revenues.
                  As part of the acquisition, Citadel exchanged 1,050,000 share of newly issued common stock of Citadel, and 1,500,000 shares of Citadel's Series A preferred, 1,500,000 shares of Citadel's Series B preferred, and 2,000,000 shares of Citadel's Series C preferred for 100% of Tonopah's common stock. Series A, B & C of the Preferred Stock may be convertible into shares of Common Stock of Citadel, if at any time prior to August 12, 1997, the shares of Common Stock trade at $3.00 or higher on the over the counter market for a period of ten trading days. In such event, each share of Series A Preferred shares may be converted into one share of Common Stock upon payment of $.50; each share of Series B Preferred shares may be converted into one share of Common Stock upon payment of $.75; and each share of Series C Preferred shares may be converted into one share of Common Stock upon payment of $1.50. The payment prices per share are subject to adjustment for stock splits and stock dividends of the Common Stock. The Preferred shares have no voting rights or preference in liquidation. The Company may, but is not obligated to, redeem each series upon payment of $5,000, in the aggregate, to the holders for each series of preferred redeemed, if the convertibility price is not reached by August 12, 1997. Each share of Preferred Stock Series A, B, and C will be entitled to an annual dividend of $0.025, $0.0375 and $0.075 per share respectively, payable semi-annually in shares of Common Stock of the Company. The number of shares delivered will be determined by dividing the dividend by the average bid price of the common stock during the ten Trading Days immediately preceding the dividend payment date. The term "Trade Day" is defined to be a day that a bid price for the Company's Common Stock is published.


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Item 7. Financial Statements and Exhibits

         (a) Audited financial statements of Tonopah Resources International, Inc. December
                  31, 1995

         (b)      Pro forma combined statements

         (c)      Exhibits

                  1. Agreement to Exchange Capital Stock between Citadel Asset
                     Management, Ltd. and Tonopah Resources International, Inc. dated August 12, 1996.




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                                                    SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:   August 27, 1996                    CITADEL ENVIRONMENTAL GROUP, INC.


                                                   By:  /s/ Joel J. Thomas
                                                        Joel J. Thomas
                                                     Principal Financial Officer


                                                   By:  /s/ Raquel Morales
                                                        Raquel Morales
                                                        Secretary